Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AND RELEASE OF CLAIMS AGREEMENT (“Agreement”) is entered into by and between XTI Aerospace, Inc., a Nevada corporation, on behalf of itself, its parents, subsidiaries, and its affiliates, and each of their respective present and former employees, officers, directors, trustees, and agents, individually and in their official capacities (collectively referred to as the “Employer”), and Scott Pomeroy (“Employee”), as of the Effective Date (defined at Section 6 hereof). The Employer and Employee are collectively referred to as the “Parties” and each is a “Party” to this Agreement. The Parties agree as follows:

RECITALS

(a) On December 30, 2025, the Employee entered into an Officer Employment Agreement with the Employer (the “Employment Agreement”).

(b) To avoid further dispute and the costs of protracted litigation, the Parties agree that the Employee is resigning for the purposes of the Employment Agreement.

(c) Upon the Separation Date as defined below, Employee will tender his immediate resignation from all capacities for or related to the Employer and all of its subsidiaries and affiliates, including but not limited to the Employee’s position as Chief Executive Officer of the Employer and a member of its Board of Directors. Employee agrees to provide a Letter of Resignation to Employer’s Board of Directors provided by the Employer and in form and substance acceptable to Employee.

(d) Employee agrees to promptly respond to the reasonable requests of the Independent Special Committee of the Board of Directors (“Committee”) as such requests relate to the Committee’s ongoing investigation that began on or after June 25, 2026 (the “Investigation”).

(e) The Employer agrees that the Committee will make every effort to conclude the Investigation expeditiously.

(f) The Employer agrees to give Employee meaningful input regarding the substance of the Form 8-K Disclosure in connection with Employee’s departure.

(g) Employee’s last day of employment with the Employer will be August 17, 2026 (the “Separation Date”). After the Separation Date, Employee will not represent himself as being an employee, officer, attorney, agent, or representative of the Employer for any purpose. Employee agrees that after the Separation Date, Employee has no authority to access the Employer’s computer data, equipment, or services. Except as otherwise set forth in this Agreement, the Separation Date is the employment termination date for Employee for all purposes. Following the Separation Date, Employee’s eligibility for benefits sponsored by the Employer will terminate according to the terms of the relevant benefit plan or policy, except as otherwise stated in Section 3 of this Agreement.

AGREEMENT

1. Return of Property. Employee warrants and represents that all Employer property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Employer property in Employee’s possession or control has been returned to the Employer. The Employer agrees that Employee may retain the laptop, docking station, two monitors, and printer provided to Employee for his home office. The Employer further agrees to allow Employee access to the offices located in Denver, Colorado and Las Colinas, Texas to retrieve his personal belongings.

2. Employee Representations. Employee specifically represents, warrants, and confirms that Employee:

(a) has not filed any claims, complaints, or actions of any kind against the Employer with any federal, state, or local court or government or administrative agency;

(b) is not presently a party to any claim, complaint, or action against the Employer or the Employer Released Parties, as defined below, in any forum or form and agrees that he will not recover upon or otherwise accept monies from any judgment, decision, or award upon any claim released by Employee in this Agreement;

(c) has been properly paid for all hours worked for the Employer;

(d) has received all salary, wages, commissions, bonuses, vacation paid, paid time off, paid sick leave, leaves of absence, and other compensation and benefits due to Employee, including Employee’s final payroll check for wages through and including the Separation Date, except as expressly provided herein; and

(e) has not engaged in any unlawful conduct relating to the business of the Employer, nor is he aware of any unlawful conduct committed by any other employee of the Employer relating to the business of the Employer that has not already been disclosed to the Employer.

3. Consideration. As consideration for Employee’s execution of, non-revocation of, and compliance with this Agreement, including Employee’s waiver and release of claims in Section 4 and other post-termination obligations, the Employer agrees to provide the following benefits, some of which Employee is not otherwise entitled:

(a) The value of his accrued and unpaid Paid Time Off as of the Separation Date in the amount of $138,461.54 to be paid in six (6), equal monthly installments, with the first payment to be made on September 1, 2026 and each subsequent payment made on the first of the month, or if that that day falls on a weekend, the first business day thereafter.

(b) The approximate value of Employee’s unpaid quarterly bonuses for Q1 and Q2 of 2026 in the amount of $200,000, to be paid in four (4) equal, monthly installments, with the first payment to be made on September 1, 2026 and each subsequent payment made on the first of the month, or if that that day falls on a weekend, the first business day thereafter.

(c) As of the Separation Date, the following stock options (“Options”) immediately vest and shall not expire until the date identified herein:

(i) 1,000,000 Options granted on September 4, 2025, with an expiration date of September 4, 2035; and

(ii) 1,000,000 Options granted on December 30, 2025, with an expiration date of December 30, 2025.

(d) The Employer will timely pay directly to the plan administrator, the full premiums for Employee’s continuing health benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the twelve (12) month period beginning on the Separation Date.

(e) The Parties understand, acknowledge, and agree that the consideration set forth in Section 3(c)-(d) is greater than what Employee is otherwise entitled to receive upon separation from employment for Cause or without Good Reason (as those terms are defined in the Employment Agreement) but less than what Employee is otherwise entitled to receive upon a separation from employment without Cause or for Good Reason. The Parties further understand, acknowledge, and agree that the consideration is being given in exchange for the Parties’ execution of this Agreement, including the mutual release contained in it. Employee further acknowledges that Employee is not entitled to any additional payment or consideration not specifically referenced in this Agreement. Nothing in this Agreement is to be deemed or construed as an express or implied policy or practice of the Employer to provide these or other benefits to any individuals other than Employee.

(f) Employee will be paid the benefits described in this Section 3 on the Employer’s next regularly-scheduled payroll date.

4. Release.

(a) Employee’s General Release and Waiver of Claims

In exchange for the consideration to Employee provided in this Agreement, and except as excluded in subsection (b) below, Employee, on behalf of Employee’s self as well as Employee’s heirs, executors, representatives, administrators, agents, and assigns (collectively, the “Employee Releasors”), irrevocably and unconditionally fully and forever waives, releases, and discharges the Employer and its officers, directors, employees, agents, and affiliates (collectively, the “Employer Released Parties”), from any and all claims, demands, actions, causes of action, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown, that Employee Releasors may now have or have ever had against the Employer Released Parties, or any of them, arising out of, or in any way related to Employee’s hire, compensation, benefits, employment, or termination or separation from employment with the Employer, or arising out of or related to any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter, including continuing effects of past actions, from the beginning of time up to and including the date of Employee’s execution of this Agreement, known or unknown, suspected or unsuspected (the “Employee Released Claims”). The Employee Released Claims include without limitation (i) any and all claims related to Employee’s work and/or employment with Employer and the termination of such employment; (ii) any and all claims for additional compensation or benefits other than the compensation and benefits set forth in this Agreement, including but not limited to wages, commissions, deferred compensation, bonuses, or other benefits of any kind; (iii) any and all claims relating to the employment practices or policies of Employer; (iv) any and all claims relating to Employee’s membership or membership interests in the Employer; (v) any common law claims, including but not limited to wrongful discharge, breach of contract, whistleblower claims, negligent or intentional infliction of emotional distress, and negligent supervision or retention; and (vi) any and all claims arising under any local, state or federal legislation, including, but not limited to, claims under the Employee Retirement Income Security Act of 1974, as amended, the Older Workers’ Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Genetic Information Nondiscrimination Act, the Occupational Safety and Health Act, the Rehabilitation Act, the Lilly Ledbetter Fair Pay Act, the Families First Coronavirus Response Act, the Immigration Reform and Control Act, the Americans with Disabilities Act of 1990, as amended, the Fair Labor Standards Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the National Labor Relations Act, the Colorado Anti-Discrimination Act, the Colorado Wage Act, the Colorado Minimum Wage Act, the Colorado HELP Rules, the Colorado COMPS Order, the Colorado Public Health Emergency Whistleblower Act, the Colorado Employment Opportunity Act, the Colorado Social Media and Workplace Law, the Colorado Equal Pay for Equal Work Act, other Colorado and federal wage and hour laws, and any other federal, state or local law or regulation or ordinance, including, without limitation, those governing or related to the employment relationship between Employee and Employer. Employee understands and agrees that Employee’s release of claims under this Agreement extends to all claims of every nature and kind, known and unknown, suspected or unsuspected, presently existing or which may arise in the future caused by or attributable to any act or omission of the Employer Released Parties occurring on or before the date Employee signs this Agreement and any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs, and disbursements, punitive damages, liquidated damages, and penalties. For the avoidance of doubt, Employee also waives his right to any and all compensation, bonuses, benefits, and any and all other claims and renumeration available under the Employment Agreement except as otherwise stated herein.

(b) Exclusions from Employee’s General Release and Waiver of Claims

(i) Employee’s general release and waiver of claims in this Section 4 excludes, and Employee does not waive, release, or discharge: (A) claims that cannot be waived by law, such as claims for unemployment benefit rights and claims for earned wages; (B) any claims to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements; (C) claims arising out of or attributable to (I) events, acts, or omissions taking place after the Parties’ execution of the Agreement, or (II) the Employer’s breach of any terms and conditions of this Agreement; (D) any claims for indemnification under the Employment Agreement; or (E) any right to file an administrative charge or complaint with, or to testify, assist, or participate in an investigation, hearing, or proceeding conducted by the Equal Employment Opportunity Commission, the Colorado Civil Rights Division, or any other similar federal, state, or local administrative agency. However, if any claim, complaint, or charge is filed with a federal, state, or local agency, related to any Employee Released Claim, Employee waives any right to personal monetary damages related to any such claim, complaint, or charge. Nothing in this Agreement bars or impedes in any way Employee’s right to seek or receive any monetary award or bounty from any government agency or regulatory or law enforcement authority in connection with protected whistleblower activity.

(ii) If Employee applies for unemployment benefits, the Employer will not actively contest it. However, the Employer may respond truthfully, completely, and timely to any inquiries by the Colorado Department of Labor and Employment, Unemployment Insurance Division, concerning the termination of Employee’s employment.

(c) Employer’s General Release and Waiver of Claims

In exchange for the consideration to the Employer provided in this Agreement, and except as excluded in subsection (d) below, the Employer, on behalf of itself as well as its officers, directors, employees, agents, and affiliates (collectively, the “Employer Releasors”), with a carveout for any claims of Employee’s unlawful conduct or behavior discovered as a result of the Investigation, irrevocably and unconditionally fully and forever waives, releases, and discharges the Employee and his heirs, executors, representatives, administrators, agents, and assigns (collectively, the “Employee Released Parties”), from any and all claims, demands, actions, causes of action, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown, that the Employer Releasors may now have or have ever had against the Employee Released Parties, or any of them, arising out of, or in any way related to Employee’s employment, or termination or separation from employment with the Employer, or arising out of or related to any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter, including continuing effects of past actions, from the beginning of time up to and including the date of the Employer’s execution of this Agreement, known or unknown, suspected or unsuspected (the “Employer Released Claims”). The Employer Released Claims include without limitation (i) any and all claims related to Employee’s work and/or employment with Employer and the termination of such employment; (ii) any common law claims, including but not limited to breach of fiduciary duty, breach of contract, negligence, fraud, and gross negligence; and (iii) any and all claims arising under any local, state or federal legislation. The Employer understands and agrees that its release of claims under this Agreement extends to all claims of every nature and kind, known and unknown, suspected or unsuspected, presently existing or which may arise in the future caused by or attributable to any act or omission of the Employee Released Parties occurring on or before the date the Employer signs this Agreement and any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, experts’ fees, actual damages, punitive damages, liquidated damages, and penalties. For the avoidance of doubt, the Employer also waives its right to any and all compensation, bonuses, benefits, and any and all other claims and renumeration available under the Employment Agreement except as otherwise stated herein.

(d) Exclusions from the Employer’s General Release and Waiver of Claims

The Employer’s general release and waiver of claims in this Section 4 excludes, and the Employer does not waive, release, or discharge: (A) claims that cannot be waived by law; or (B) claims arising out of or attributable to (I) events, acts, or omissions taking place after the Parties’ execution of the Agreement, (II) Employee’s breach of any terms and conditions of this Agreement, or (III) Employee’s unlawful actions or behaviors discovered as a result of the Investigation.

5. Employee Acknowledges that:

(a) That by executing this Agreement, Employee waives all rights or claims, if any, that Employee may have against the Employer under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 626 et seq. (“ADEA”);

(b) That this Agreement has been written in a manner calculated to be understood by Employee, and is in fact understood by Employee;

(c) That the aforementioned waiver reflects specifically, but is not limited to, all rights or claims, if any, that Employee may have against Employer arising under the ADEA;

(d) That Employee is not waiving rights and claims that Employee may have under the ADEA against the Employer that may arise after the date on which this Agreement is executed;

(e) That Employee is waiving rights and claims that Employee may have under the ADEA, if any, only in exchange for consideration in addition to anything of value to which Employee is already entitled;

(f) That Employee is advised and has had the opportunity to consult with an attorney of Employee’s choice prior to executing this Agreement;

(g) That Employee has been given a period of 21 days from the date on which Employee receives this Agreement, not counting the day upon which Employee receives the Agreement, within which to consider whether to sign this Agreement;

(h) That if Employee wishes to execute this Agreement prior to the expiration of the 21-day period set forth in subsection (g) of this Paragraph, Employee may do so;

(i) That Employee has been given a period of 7 days following Employee’s execution of this Agreement to revoke Employee’s waiver of all claims, if any, under the ADEA, and Employee’s release of any claims under the ADEA shall not become effective or enforceable until the revocation period has expired without Employee revoking Employee’s waiver of all claims under the ADEA;

(j) That to revoke Employee’s waiver of all claims under the ADEA, Employee understands that Employee must deliver a written, signed statement that Employee revokes Employee’s waiver of all claims under the ADEA to the Employer by hand or by mail within the 7-day revocation period. The revocation must be postmarked within the period stated above and properly addressed to the Employer at the following address: 8123 InterPort Blvd., Suite C, Englewood, CO 80112;

(k) That this Agreement becomes null and void and of no further force or effect if Employee does not sign, date and return this Agreement to the Employer within 21 days after the date on which Employee receives this Agreement; and

(l) That any modifications, material or otherwise, made to this Agreement, do not restart or affect in any manner the original period of up to 21 calendar days during which Employee may consider this Agreement.

6. Effective Date. This Agreement shall be effective, binding on the Parties, and in full force and effect immediately following the execution of the Agreement by all Parties, except for Employee’s release of ADEA claims (if any), which shall be binding and effective as of the expiration of the revocation period addressed above.

7. Non-Litigation Covenant. The Parties, on their own behalf and on behalf of the Employee Releasors and Employer Releasors will not sue any of the Employer Released Parties or Employee Released Parties, respectively, in any court on any ground arising out of or related to any of the claims released in this Agreement. Employee acknowledges and agrees that this Paragraph does not preclude Employee from filing a charge or complaint with any government agency (including but not limited to the CCRD and EEOC), to the extent permitted by law, but Employee expressly releases, waives, and disclaims any right to compensation or other benefit or remedy that may otherwise inure to Employee as a result of any such charge or complaint involving Employer.

8. Knowing and Voluntary Acknowledgment. In addition to the agreements and acknowledgments contained in Section 4, Employee further specifically agrees and acknowledges that:

(a) Employee knowingly, freely, and voluntarily assents to all of this Agreement’s terms and conditions including, without limitation, the waiver, release, and covenants contained in it;

(b) Employee is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Employee is otherwise entitled;

(c) Employee is not waiving or releasing rights or claims that may arise after Employee signs this Agreement; and

(d) the Parties understand that the waivers and releases in this Agreement are being requested in connection with Employee’s separation of employment from the Employer.

9. Confidentiality. Unless otherwise required by applicable law or regulations, the Parties agree that the existence of this Agreement, the provisions, terms, and conditions of this Agreement, and the nature of the negotiations resulting in this Agreement are and shall remain strictly confidential, and shall not be disclosed to any person not a party hereto under any circumstances; provided that nothing in this paragraph shall restrain Employee from disclosing the underlying facts of any alleged discriminatory or unfair employment practice. Employee shall also be permitted to disclose the existence and terms of this Agreement: (a) To Employee’s immediate family members, religious advisor, medical or mental health provider, mental or behavioral health therapeutic support group, legal counsel, financial advisor, or tax preparer; (b) To any local, state, or federal government agency for any reason, including disclosing the existence and terms of this Agreement, without first notifying the Employer; and (c) in response to legal process, such as a subpoena to testify at a deposition or in a court, including disclosing the existence and terms of this Agreement, without first notifying the Employer; and (d) for all other purposes as required by law.

Without limitation, Employee may disclose the existence and terms of this Agreement to the Colorado Department of Labor and Employment in connection with Employee’s claim for unemployment insurance benefits.

The disclosure of the underlying facts of any alleged discriminatory or unfair employment practice within the parameters specified above, does not constitute disparagement. This confidentiality provision is a material condition of this Agreement, and should either Party breach this Agreement’s confidentiality requirement, the other Party is entitled to injunctive relief and damages, as well as the other Party’s reasonable attorneys’ fees and costs.

10. No Disparagement.

(a) Unless required by law, Employee will not make any statement, public or private, oral or written, to any person that is materially disparaging or defamatory about the Employer or any Released Parties. Similarly, Employer will instruct members of its Board of Directors and all members of Executive Leadership not to make any statement, public or private, oral or written, to any person that is materially disparaging or defamatory about the Employee.

(b) Protected Rights and Activity. Nothing in this Agreement, including the non-disparagement and non-disclosure provisions, shall be construed to:

(i) Limit, restrict, or in any way affect Employee’s rights under Section 7 of the National Labor Relations Act (29 U.S.C. § 157), including the right to engage in protected concerted activity, such as the right to discuss the terms and conditions of employment with coworkers, to organize, or to communicate with a labor organization;

(ii) Prohibit or restrict Employee from communicating, providing information, or filing a charge or complaint with any federal, state, or local governmental agency or commission, including but not limited to the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Colorado Civil Rights Division, and the Colorado Department of Labor and Employment (collectively, “Government Agencies”);

(iii) Prohibit or restrict Employee from participating, cooperating, or testifying in any investigation, proceeding, or hearing conducted by any Government Agency;

(iv) Prohibit or restrict Employee from making truthful statements or disclosures regarding the underlying facts of any claim of discrimination, harassment, retaliation, or other unfair employment practice, whether to an attorney, a Government Agency, or in a court proceeding;

(v) Prohibit or restrict Employee from making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to any claim of sexual assault or sexual harassment, consistent with the federal Speak Out Act (Public Law No. 117-224); or

(vi) Require Employee to notify the Employer or obtain the Employer’s authorization or approval prior to engaging in any of the foregoing activities.

Employee is not required to contact the Employer before engaging in any activity described in this paragraph, and the Employer will not retaliate against Employee for engaging in any such activity.

11. Successors and Assigns.

(a) Assignment by the Employer

The Employer may freely assign its rights and obligations under this Agreement at any time. This Agreement shall inure to the benefit of the Employer and its successors and assigns.

(b) No Assignment by Employee

Employee may not assign rights or obligations under this Agreement in whole or in part. Any purported assignment by Employee shall be null and void from the initial date of the purported assignment.

12. Consequences of Breach. Employee and Employer agree that if any Party breaches this Agreement, the breaching party shall be responsible for the other party’s reasonable attorneys’ fees and costs incurred in enforcing this Agreement.

13. Governing Law, Jurisdiction, and Venue. This Agreement and all matters arising out of or relating to this Agreement whether sounding in contract, tort, or statute, is to be governed by and construed in accordance with the laws of Colorado (including its statutes of limitations) without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. Any action or proceeding by either of the Parties to enforce this Agreement will be brought only in state or federal court located in the state of Colorado. The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

14. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Employer and Employee relating to the subject matter hereof and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter.

15. Modification and Waiver. Except as provided in Section 16 below, no provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by Employee and by the Employer. No waiver by either Party of any breach by the other Party of any condition or provision of this Agreement to be performed by the other Party is to be deemed a waiver of any other provision or condition at any time, nor will the failure of either Party to exercise, or delay by either Party to in exercising, any right, power, or privilege under this Agreement operate as a waiver thereof or operate to preclude the further exercise thereof or the exercise of any other such right, power, or privilege.

16. Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding will not affect the validity of the remainder of this Agreement, which will remain in full force and effect and continue to be binding on the Parties. The Parties further agree that any such court is authorized to modify any such invalid, illegal, or unenforceable provision of this Agreement instead of severing the provision from this Agreement in its entirety, whether by rewriting, deleting, or adding to the offending provision, or by making such other modifications as it deems necessary to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law. Any such modification will become a part of and will be treated as though originally set forth in this Agreement. If such provision or provisions are not modified, this Agreement will be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in it. The Parties expressly agree that this Agreement as so modified by the court shall be binding on and enforceable against each of them.

17. Interpretation. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. Moreover, this Agreement is not to be construed against either Party as the author or drafter of the Agreement.

18. Counterparts. The Parties may execute this Agreement in counterparts, each identical except for the signature it bears. Each such counterpart will be deemed an original, and all such counterparts together shall constitute one and the same instrument. Delivery of an executed counterpart’s fully legible signature page of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of the document has the same effect as delivery of an executed original of this Agreement.

19. No Admission of Liability. Nothing in this Agreement is to be construed as an admission by either Party of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation. The Employer specifically disclaims and denies any wrongdoing or liability to Employee, and Employee specifically disclaims and denies any wrongdoing or liability to the Employer.

20. Notices. All notices under this Agreement must be given in writing by personal delivery, regular mail, or receipted email at the addresses indicated in this Agreement or any other address designated in writing by either Party.

(a) Employee: 34 Veranda Lane, Colleyville, Texas 76034.

(b) Employer: 8123 InterPort Blvd., Suite C, Englewood, CO 80112.

21. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and is to be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute will be excluded from Section 409A to the maximum extent possible. To the extent required under Section 409A, any payment to be made under this Agreement in connection with a termination of employment will only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Employer makes no representation that the payments and benefits provided under this Agreement comply with Section 409A and in no event will the Employer be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

22. Recitals Incorporated into Agreement. The Parties include by reference the Recitals hereto as part of this Agreement.

23. Acknowledgment of Full Understanding. EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have executed this Separation and Release of Claims Agreement as of the date(s) indicated below, to be effective as of the Effective Date.

EMPLOYEE:		EMPLOYER:

Signature:	/s/ Scott Pomeroy	By	/s/ James Muchmore
Name:	Scott Pomeroy	Name:	James Muchmore
Date:	08/16/2026	Title:	General Counsel
		Date:	August 17, 2026